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                                                                     Exhibit 4.2

                             ASPEN TECHNOLOGY, INC.

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                           CERTIFICATE OF DESIGNATIONS
                                       OF
                            SERIES C PREFERRED STOCK

        (Pursuant to Section 151 of the Delaware General Corporation Law)

                                 ---------------

      Aspen Technology, Inc., a Delaware corporation (the "Corporation"), in accordance with the provisions of Section 103 of the Delaware General Corporation Law (the "DGCL") does hereby certify that, in accordance with
Section 141(c) of the DGCL, the following resolution was duly adopted by the Board of Directors of the Corporation as of March 14, 2002:

      RESOLVED, that a series of Preferred Stock, Series C Preferred Stock, par value $0.10 per share, of the Corporation is hereby created and the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Certificate of Incorporation of the Corporation which are applicable to the Preferred Stock of all classes and series) are as follows:

                            SERIES C PREFERRED STOCK

      1. Designation, Amount, Par Value and Stated Value. The following series of preferred stock shall be designated as the Corporation's Series C Preferred Stock (the "SERIES C PREFERRED STOCK"), and the number of shares so designated shall be 60,000. Each share of Series C Preferred Stock shall have a par value of $0.10 per share and a stated value equal to $10,000 plus any amount added to the Stated Value pursuant to Section 3(b) hereof (the "STATED VALUE").

      2. Definitions. In addition to the terms defined elsewhere in this Certificate of Designations, the following terms have the meanings indicated:

            "CHANGE OF CONTROL" means the occurrence of any of the following in one or a series of related transactions: (i) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule 13d-5(b)(1) under the Exchange Act) of a majority of the voting rights or equity interests in the Corporation; (ii) a replacement of more than one-half of the members of the Corporation's Board of Directors that is not approved by those individuals who are members of the Board of Directors as of March 19, 2002 (or other directors previously approved by such individuals); (iii) a merger or consolidation of the Corporation or a sale of all or substantially all of the assets of the Corporation in one or a series of related transactions, unless following such transaction or series of transactions, the holders of the Corporation's securities prior to the first such transaction continue to hold, directly or indirectly, at least a majority of the voting rights and equity interests in the surviving entity or acquirer of such assets; (iv) a recapitalization, reorganization or other transaction involving the Corporation that constitutes or results in a transfer of a majority of the voting rights or equity interests in the Corporation to Persons other than holders of the Corporation's voting equity securities prior to such transaction; or (v) consummation of a "Rule 13e-3 transaction" as defined in Rule 13e-3 under the Exchange Act with respect to the Corporation other than a Rule 13e-3 transaction in which no Holder's interest in the Corporation has been adversely changed or diluted in any material manner.

            "COMMON STOCK" means the common stock of the Corporation, par value $0.10 per share.
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            "ELIGIBLE MARKET" means the New York Stock Exchange, the American
      Stock Exchange, the Nasdaq National Market or the Nasdaq SmallCap Market.

            "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

            "HOLDER" means any holder of Series C Preferred Stock.

            "JUNIOR SECURITIES" means the Common Stock and all other equity or equity equivalent securities of the Corporation.

            "PERSON" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability corporation, joint stock corporation, government (or an agency or subdivision thereof) or other entity of any kind.

            "TRADING DAY" means (a) any day on which the Common Stock is listed or quoted and traded on its primary Trading Market or (b) if the Common Stock is not then listed or quoted and traded on any Eligible Market, then a day on which trading occurs on the New York Stock Exchange (or any successor thereto).

            "TRADING MARKET" means the Nasdaq National Market or any other Eligible Market on which the Common Stock is then listed or quoted.

      3. Dividends.

            (a) Holders shall be entitled to receive, out of funds legally available therefor, and the Corporation shall pay, cumulative dividends on the Series C Preferred Stock at the rate per share (as a percentage of the Stated Value per share) of 12% per annum, payable quarterly in arrears commencing on the last day of each month, except if such date is not a Trading Day, in which case such dividend shall be payable on the next succeeding Trading Day (each, a "DIVIDEND PAYMENT DATE"). Dividends on a share of Series C Preferred Stock shall be calculated on the basis of a 365-day year, shall accrue daily commencing on the such share is initially issued by the Corporation for such share, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.

            (b) Subject to the conditions and limitations set forth below, the Corporation may pay required dividends (i) in cash or (ii) by an addition to the Stated Value. The Corporation must deliver written notice (the "DIVIDEND NOTICE") to the Holders indicating the manner in which it intends to pay dividends at least ten Trading Days prior to each Dividend Payment Date, but the Corporation may indicate in any such notice that the election contained therein shall continue for subsequent Dividend Payment Dates until revised. Failure to timely provide such written notice shall be deemed an election by the Corporation to pay the dividend by addition to the Stated Value. All dividends payable in respect of the Series C Preferred Stock on any Dividend Payment Date must be paid in the same manner. If the Corporation may not legally pay dividends on any Dividend Payment Date, such amount shall be added to the Stated Value as of such Dividend Payment Date.

            (c) So long as any Series C Preferred Stock is outstanding, (i) neither the Corporation nor any subsidiary (as defined in Rule 1-02(x) of Regulation S-X promulgated by the Securities and Exchange Commission) of the Corporation shall, directly or indirectly, redeem, purchase or otherwise acquire any Junior Securities or set aside any monies for such a redemption, purchase or other acquisition and (ii) the Corporation shall not pay or declare any dividend or make any distribution on any Junior Securities, except pro rata stock dividends on the Common Stock payable in additional shares of Common Stock and dividends due and paid in the ordinary course on preferred stock of the Corporation,


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in each case only at such times as the Corporation is in compliance with its payment and other obligations hereunder.

      4. Registration of Series C Preferred Stock. The Corporation shall register shares of the Series C Preferred Stock, upon records to be maintained by the Corporation for that purpose (the "SERIES C PREFERRED STOCK REGISTER"), in the name of the record Holders thereof from time to time. The Corporation may deem and treat the record Holder of shares of Series C Preferred Stock as the absolute owner thereof for the purpose of any conversion hereof or any distribution to such Holder, and for all other purposes, absent actual notice to the contrary.

      5. Registration of Transfers. The Corporation shall register the transfer of any shares of Series C Preferred Stock in the Series C Preferred Stock Register, upon surrender of certificates evidencing such shares to the Corporation at its address specified herein. Upon any such registration or transfer, a new certificate evidencing the shares of Series C Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder.

      6. Liquidation.

            (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (a "LIQUIDATION EVENT"), the Holders of Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Junior Securities by reason of their ownership thereof, an amount per share in cash equal to the Stated Value for each share of Series C Preferred Stock then held by them (as adjusted for any stock splits, stock dividends, stock combinations and similar transactions with respect to the Series C Preferred Stock), plus all accrued but unpaid dividends on such Series C Preferred Stock as of the date of such event (the "SERIES C STOCK LIQUIDATION PREFERENCE"). If, upon the occurrence of a Liquidation Event, the assets and funds thus distributed among the Holders of the Series C Preferred Stock shall be insufficient to permit the payment to such Holders of the full Series C Stock Liquidation Preference, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the Holders of the Series C Preferred Stock in proportion to the aggregate Series C Stock Liquidation Preference that would otherwise be payable to each of such Holders.

            (b) In the event of a Liquidation Event, following completion of the distributions required by the first sentence of paragraph (a) of this Section 6, if assets or surplus funds remain in the Corporation, the holders of Junior Securities shall share ratably in all remaining assets of the Corporation.

            (c) The Corporation shall mail written notice of any Liquidation Event to each record Holder not less than 20 Trading Days prior to the payment date or effective date thereof.

      7. Redemption Rights.

            (a) The Corporation may, at its option, redeem all or any number of the shares of Series C Preferred Stock then outstanding at any time or from time to time, upon at least 15 Trading Days' advance notice to the Holders (the "REDEMPTION NOTICE"), at a price per share (the "REDEMPTION PRICE") equal to the Stated Value of such share plus all accrued but unpaid dividends thereon to the date fixed for redemption. The Redemption Notice shall specify the date fixed for redemption, the aggregate Redemption Price for all of the shares to be redeemed, and the aggregate number of shares to be redeemed. The Redemption Price for any share of Series C Preferred Stock shall be paid entirely in cash.

            (b) In case of any redemption of fewer than all of the then-outstanding shares of Series C Preferred Stock, the shares to be redeemed shall be selected, as nearly as practicable, as follows:


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                  (i) The aggregate Redemption Price shall be prorated among the record Holders in proportion to the aggregate Stated Values (computed as of the date fixed for redemption) of the shares of Series C Preferred
      Stock registered in their respective names in the Series C Preferred Stock Register.

                  (ii) The Redemption Price so prorated to a record Holder shall be applied to redeem shares of Series C Preferred Stock in order of descending per share Stated Value, such that the Redemption Price prorated to such record Holder is first applied to the redemption of the record Holder's shares having the highest per share Stated Value, any remaining prorated Redemption Price is then applied to the redemption of the record Holder's shares having the next highest per share Stated Value, and so forth, until all the Redemption Price prorated to such record Holder has been applied to the redemption of whole shares of such record Holder's Series C Preferred Stock. No share of Series C Preferred Stock shall be subject to redemption in part.

                  (iii) The Redemption Notice delivered to a Holder shall specify, in addition to the information specified in Section 7(a), the number of shares of such Holder to be redeemed and the certificate number(s) of the certificate(s) evidencing those shares.

            (c) Upon receipt of payment of the Redemption Price, each Holder shall deliver the original certificate(s) evidencing the Series C Preferred Stock so redeemed to the Corporation, unless such Holder is awaiting receipt of a new certificate evidencing such shares from the Corporation pursuant to another provision hereof. Upon receipt of such a certificate from a Holder, the Corporation shall issue to such Holder a new certificate evidencing the remaining shares of Series C Preferred Stock, if any, represented by such certificate but not redeemed.

            (d) Any shares of Series C Preferred Stock redeemed in accordance with this Section 7 shall be retired and cancelled and shall not be reissued, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series C Preferred Stock accordingly.

      8. Voting Rights.

            (a) Except as otherwise provided herein or as required by applicable law, the Holders of the Series C Preferred Stock shall not be entitled to vote on any matters on which holders of Common Stock are entitled to vote.

            (b) So long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the shares of Series C Preferred Stock then outstanding, (i) alter or change adversely the powers, preferences or rights given to the Series C Preferred Stock or alter or amend this Certificate of Designations (whether by merger, reorganization, consolidation or otherwise),
(ii) authorize or create any class of stock ranking as to dividends or distribution of assets upon a Liquidation Event senior to the Series C Preferred Stock, (iii) amend its certificate of incorporation or bylaws so as to affect adversely any rights of the Holders (whether by merger, reorganization, consolidation or otherwise), (iv) increase the authorized number of shares of Series C Preferred Stock, or (v) enter into any agreement with respect to the foregoing.

      So long as any shares of Series C Preferred Stock are outstanding, (i) the record Holders of Series C Preferred Stock, exclusively and as a separate class, shall be entitled to elect a number of directors equal to the greater of (A) two or (B) 20% of the total number of directors of the Corporation, rounded up to the nearest whole number, and (ii) the record holders of Common Stock, exclusively and as a separate class, shall, subject to the rights of any additional series of Preferred Stock that may be established from time to time, be entitled to elect the balance of the total number of directors of the Corporation. At any meeting


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held for the purpose of electing directors, the presence in person or by proxy of the Holders of a majority of the shares of Series C Preferred Stock then outstanding shall constitute a quorum of the Series C Preferred Stock for the purpose of electing directors by Holders. A vacancy in any directorship filled by the Holders shall be filled only by vote or written consent in lieu of a meeting of the Holders or by any remaining director or directors elected by the Holders pursuant to this Section 8(c). To the extent all outstanding shares of Series C Preferred Stock are redeemed at any time in accordance with the provisions of Section 7 hereof, the rights of the Holders under this Section 8(c) shall terminate on the redemption date for those shares and any director previously elected by the Holders pursuant to this Section 8(c) resign as of such redemption date.

      9. Certain Transactions.

            (a) If, at any time while Series C Preferred Stock is outstanding, the Corporation proposes to enter into a transaction that would constitute a Change of Control, the Corporation shall mail written notice of the proposed Change of Control transaction to each record Holder not less than 20 Trading Days prior to the effective date thereof. Each Holder shall have the right to receive on the date of the consummation of such Change of Control, at the election of the Corporation, either (i) for each share of Series C Preferred Stock, cash in an amount equal to the Stated Value plus all accrued but unpaid dividends thereon through the date of payment, or (ii) a new series of preferred stock in the successor corporation or surviving entity in the Change of Control with a stated value equal to the Stated Value of the Series C Preferred Stock, plus all accrued but unpaid dividends thereon, and consistent with terms substantially equivalent to the terms of the Series C Preferred Stock held by such Holder and evidencing the Holder's right to convert such preferred stock into the consideration described in clause (i) of this Section 9. To the extent the Corporation elects to have the successor to the Corporation or the surviving entity issue a new series of preferred stock, the terms of any agreement pursuant to which a Change of Control is effected shall include terms requiring any such successor or surviving entity to comply with the provisions substantially equivalent to the provisions of this Section 9 and providing that the Series C Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Change of Control.

            (b) Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation's assets to another Person or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as "ORGANIC CHANGE." Prior to the consummation of any (i) sale of all or substantially all of the Corporation's assets to an acquiring Person or (ii) other Organic Change following which the Corporation is not a surviving entity, other than in each case an Organic Change that is a Change of Control (which shall be subject to Section 9(a), the Corporation will secure from the Person purchasing such assets or the successor, or, if applicable, the parent of the successor, resulting from such Organic Change (in each case, the "ACQUIRING ENTITY") a written agreement (in form and substance reasonably satisfactory to the holders of at least a majority of the shares of Series C Preferred Stock then outstanding) to deliver to each holder of Series C Preferred Stock in exchange for such shares, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to the Series C Preferred Stock, including, without limitation, having a stated value and liquidation preference equal to the Stated Value and the Series C Stock Liquidation Preference of the Series C Preferred Stock held by such holder, and reasonably satisfactory to the holders of at least a majority of the Series C Preferred Stock then outstanding.

      10. Charges, Taxes and Expenses. Issuance of certificates for shares of Series C Preferred Stock shall be made without charge to the Holders for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and


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expenses shall be paid by the Corporation; provided, however, that the
Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the registration of any certificates for Series C Preferred Stock in a name other than that of the Holder. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring the Series C Preferred Stock.

      11. Replacement Certificates. If any certificate evidencing Series C Preferred Stock is mutilated, lost, stolen or destroyed, the Corporation shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for such certificate, a new certificate, but only upon receipt of evidence reasonably satisfactory to the Corporation of such loss, theft or destruction and customary and reasonable indemnity, if requested. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

      12. Notices. Any and all notices or other communications or deliveries hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 5:30 p.m. (New York City time) on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day,
(iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be: (i) if to the Corporation, to Ten Canal Park, Cambridge, Massachusetts 02141, facsimile: (617) 949-1722, Attention: Chief Executive Officer and General Counsel, or (ii) if to a Holder, to the address or facsimile number appearing on the Corporation's stockholder records or such other address or facsimile number as such Holder may provide to the Corporation in accordance with this Section 11.

      13. Miscellaneous.

            (a) The headings herein are for convenience only, do not constitute a part of this Certificate of Designations and shall not be deemed to limit or affect any of the provisions hereof.

            (b) Any of the rights of the Holders of Series C Preferred Stock set forth herein may be waived by the affirmative vote of the Holders of a majority of the shares of Series C Preferred Stock then outstanding. No waiver of any default with respect to any provision, condition or requirement of this Certificate of Designations shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

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      IN WITNESS WHEREOF, Aspen Technology, Inc. has caused this Certificate of
Designations to be duly executed as of March 19, 2002.

                                                  ASPEN TECHNOLOGY, INC.


                                                  By: /s/ Lisa W. Zappala
                                                      --------------------------
                                                      Lisa W. Zappala
                                                      Senior Vice President and
                                                         Chief Financial Officer


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